Florida Public Utilities Announces Results for the First Quarter of 2007

WEST PALM BEACH, FL -- 05/11/2007 -- Florida Public Utilities (AMEX: FPU) reported net income for the first quarter ended March 31, 2007 of $1,798,000 or $.30 per share, compared to $2,221,000 or $.37 per share for the same period last year.

Total revenues decreased $4,736,000 in the first quarter of 2007 compared to the same period in 2006 primarily due to the lower fuel costs recovered through revenue in the natural gas segment. We also experienced a decrease in natural gas sales due to warmer weather in 2007 that reduced income. Propane experienced a 4% decrease in units sold to customers due to warmer weather; however this was offset by increased profit margins.

Operating expenses were higher by $498,000 in the first quarter of 2007 compared to the same period in 2006. The majority of the increased expense is from cost of living raises related to payroll and increased payroll expense incurred to improve natural gas customer service and collections.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the first quarter 2007 and 2006 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)                March 31,
                                                         2007       2006
                                                       ---------  ---------
Total Revenues                                         $  38,612  $  43,348

Net Income                                             $   1,798  $   2,221

Earnings Applicable to Common Stock                    $   1,791  $   2,214

Earnings Per Common Share - basic and diluted          $     .30  $     .37

Average Shares Outstanding                             6,024,739  5,980,037

Contact:
George M. Bachman
CFO, Treasurer and Corporate Secretary
561.838.1731

P O Box 3395
West Palm Beach, FL 33402-3395